Exhibit 99.1

         Jacuzzi Brands Announces Third Quarter 2006 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Aug. 10, 2006--Jacuzzi Brands, Inc. (NYSE: JJZ):

    -- Plumbing Products Segment Operating Income Up 32% to $27.4 Million on 27% Rise in Net Sales

    -- Bath Products Segment Operating Income Increases 19% to $14.8 Million on 1% Decline in Net Sales

    --  Net Debt Declines to $293.2 Million

    Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced financial results for the third quarter ended June 30, 2006. Net sales and operating income for the third quarter of fiscal 2006 were $332.6 million and $33.6 million, respectively, compared to $334.2 million and $34.0 million, respectively, for the third quarter of fiscal 2005. Results for the third quarter of fiscal 2005 included Rexair net sales and operating income of $24.7 million and $6.5 million, respectively.



                                                   Operating Income
                            Net Sales for the          for the
                           Three Months Ended     Three Months Ended
                          --------------------   ---------------------
                           June 30,   June 30,    June 30,   June 30,
                             2006      200 5        2006       2005
                          ---------- ---------   ----------  ---------
                                          (in millions)
Bath Products              $  210.6   $ 213.3     $   14.8    $  12.4
Plumbing Products             122.0      96.2         27.4       20.7
Rexair                           -       24.7           -         6.5
Corporate & Other                -         -          (8.6)      (5.6)
                          ---------- ---------   ----------  ---------
                           $  332.6   $ 334.2     $   33.6    $  34.0
                          ========== =========   ==========  =========



    The Company incurred a net loss of $1.0 million or $0.01 per share from continuing operations for the third quarter of fiscal 2006 as a result of a non-cash charge of $14.4 million associated with the establishment of a reserve for the deferred tax assets of the U.K. operations. Earnings per share from continuing operations for the third quarter of fiscal 2005 of $37.9 million, or $0.50 per share included a $0.34 per share gain on the sale of Rexair.
    The Company recorded the $14.4 million valuation allowance for the U.K. deferred tax assets due to losses expected to be incurred through the two year period ended fiscal 2006. The Company expects that the previously announced U.K. restructuring initiatives and plant consolidation, which caused a significant portion of these losses, will return the U.K. operations to profitability in fiscal 2007. A return to profitability at the U.K. operations would result in a reversal of this reserve, which would reduce income tax expense in future periods.
    Operating income in the third quarter of fiscal 2006 included $4.5 million of expense related to the Company's retiree benefit liabilities for several key executives. Approximately $1.0 million of this amount should have been recorded in the first and second quarters of fiscal 2006, $2.9 million should have been recorded during the period beginning with the Company's 1995 spin off from Hanson plc to fiscal year end 2005, and $0.6 million related to the current quarter. No single fiscal year was materially misstated. Consequently, the entire $4.5 million was recorded in the current period as follows:
$2.9 million in corporate expenses; $1.1 million in the Bath Products segment; and $0.5 million in the Plumbing Products segment.
    Adjusted earnings from continuing operations for the third quarter of 2006 were $0.21 per share versus $0.13 per share in the third quarter of 2005. In fiscal 2006 the adjustments to arrive at adjusted earnings from continuing operations included the above mentioned non-cash write off of deferred tax assets, restructuring and other charges, as well as the portion of an adjustment for retiree benefits related to prior periods. The 2005 adjustments to arrive at adjusted earnings from continuing operations included non-operating asset gains as well as a tax benefit on an audit settlement, partially offset by restructuring charges and debt retirement costs (see the table below for a detailed reconciliation to the adjusted balances and per share amounts).



      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)


                                        Three Months Ended June 30,
                                    ----------------------------------
                                          2006              2005
                                    ----------------- ----------------
                                        $       EPS      $       EPS
                                    -------- -------- -------  -------
(Loss) Earnings from continuing
 operations                         $  (1.0) $ (0.01) $ 37.9   $ 0.50

   Restructuring and other charges,
    net of tax                          0.7     0.01     0.7     0.01
                                    -------- -------- -------  -------
                                       (0.3)      -     38.6     0.51

    Adjustment to retirement
     benefits, net of tax               2.2     0.03      -        -

    Net non-operating asset gains,
     net of tax                          -        -    (25.8)   (0.34)

    Debt retirement costs, net of
     tax                                 -        -      1.6     0.02

Non-cash reserve for deferred tax
 assets                                14.4     0.18

Tax benefit on audit settlement          -        -     (4.4)   (0.06)

                                    -------- -------- -------  -------
Adjusted earnings from continuing
 operations                         $  16.3  $  0.21  $ 10.0   $ 0.13
                                    ======== ======== =======  =======



    The Company incurred a net loss for the third quarter of fiscal 2006 of $3.9 million, or $0.05 per share, which included a loss from discontinued operations totaling $2.9 million, or $0.04 per share. The losses from discontinued operations included $1.6 million ($0.02 per share) related to the Company's investment in Spear & Jackson (the sale of which was consummated on July 28, 2006), and $1.3 million ($0.02 per share) related to adjustments to reserves associated with Eljer and other operations that were previously sold. The Company incurred a net loss for the third quarter of fiscal 2005 of $20.8 million, or $0.27 per share, which included a loss from discontinued operations totaling $58.7 million or $0.77 per share largely related to the loss on disposal of the Eljer operations in June 2005.
    As a result of the sale of the Spear & Jackson investment, the Company expects to record total income of approximately $4.0 million in the fourth quarter of fiscal 2006 related to both the operation and sale of Spear & Jackson.



Bath Products
                              Three Months Ended    Nine Months Ended
                              -------------------   ------------------
                               June 30,   June 30,  June 30,  June 30,
                                 2006       2005      2006      2005
                               --------   --------  -------- ---------
                                             (in millions)
Net Sales                      $ 210.6    $ 213.3   $ 573.0   $ 585.5
Operating Income               $  14.8    $  12.4   $  28.7   $  23.2
Capital Expenditures           $   2.4    $   6.1   $   5.1   $  14.8
Depreciation & Amortization    $   4.4    $   3.6   $  13.0   $  10.8



    Bath segment sales declined 1.3% in the third quarter of fiscal 2006 compared to the same period in fiscal 2005. Improved worldwide sales of U.K. sink products and spas partially offset declines in sales of U.K. bath products. Sales of the Company's U.K. sink products improved over last year largely as a result of increased export sales to the U.S. Worldwide spa sales increased as a result of improved pricing, mix, and the continued expansion into European markets, which offset continued softness in the U.S. spa market.
    Operating income increased 19.4% to $14.8 million in the third quarter of fiscal 2006 from $12.4 million in the third quarter of fiscal 2005, primarily due to cost controls and other performance improvement measures at U.S. bath and spa businesses. Price increases throughout the Bath Products segment mitigated higher raw material costs, including oil-based and metal commodities.
    Operating income in the Bath Products segment included restructuring and other charges of $1.3 million in the third quarter of fiscal 2006 and $1.4 million in the third quarter of fiscal 2005. Restructuring and other charges for the third quarter of 2006 largely consisted of $0.5 million in accelerated depreciation, reflected in cost of goods sold, and $0.6 million in severance reflected in restructuring, related to the previously announced consolidation of the Bradford, U.K. ceramics plant and other U.K. staffing and overhead reductions. The Company expects to record $0.6 million in accelerated depreciation in cost of goods sold and $0.6 million in cash restructuring charges over the remainder of fiscal 2006 related to the Bradford ceramics plant consolidation. The Company does not expect to incur additional costs in relation to the Bradford ceramics plant consolidation after fiscal 2006. In conjunction with the anticipated return to profitability, the Company is reviewing a number of additional U.K. profit improvement opportunities. Fiscal 2005 restructuring charges were mainly associated with staffing reductions in the U.K., management changes in the domestic bath business and other overhead reductions.
    The Bath Products segment results in the third quarter of fiscal 2006 included $1.1 million of the previously mentioned adjustment to retirement benefits, of which $1.0 million related to prior years and the remaining $0.1 million largely related to the first and second quarters of fiscal 2006. The third quarter of 2005 included costs related to the opening of the Zhuhai, China Engineering and Sourcing Center of $0.5 million. Pro forma operating income (excluding restructuring and other charges mentioned above) increased to $17.2 million in the third quarter of fiscal 2006 from $14.3 million in the third quarter of fiscal 2005 (see table below for detailed reconciliation.)



                                Three Months Ended   Nine Months Ended
                                -------------------  -----------------
                                 June 30,  June 30,  June 30, June 30,
                                   2006      2005      2006    2005
                                ---------- --------  -------- --------
Bath Products Segment:                       (in millions)

Operating Income                 $   14.8   $ 12.4    $ 28.7   $ 23.2
Restructuring and Other Charges       1.3      1.4       4.3      3.6
Retirement benefit adjustment         1.1       -        1.0       -
Warranty Benefit                       -        -         -      (2.2)
China Sourcing Center Start Up
 Costs                                 -       0.5        -       1.3
                                ---------- --------  -------- --------
  Pro forma Operating Income     $   17.2   $ 14.3    $ 34.0   $ 25.9
                                ========== ========  ======== ========

   % of Net Sales, as reported        7.0%     5.8%      5.0%     4.0%
   % of Net Sales, pro forma          8.2%     6.7%      5.9%     4.4%


Plumbing Products
                              Three Months Ended    Nine Months Ended
                              -------------------  -------------------
                               June 30,  June 30,  June 30,  June 30,
                                 2006      2005      2006      2005
                              ---------- --------  --------- ---------
                                           (in millions)
Net Sales                      $  122.0   $ 96.2    $ 315.9   $ 255.1
Operating Income               $   27.4   $ 20.7    $  65.5   $  51.2
Capital Expenditures           $    0.6   $  0.7    $   3.1   $   2.9
Depreciation & Amortization    $    1.0   $  1.2    $   3.3   $   3.9



    Net sales in the Plumbing Products segment increased 26.8% to $122.0 million in the third quarter of fiscal 2006 compared to the same period last year, driven by sales of new products, market penetration and industry growth. Net sales for PEX products increased largely due to the continued market conversion from copper products to PEX. Higher net sales for Wilkins and Commercial Brass products were primarily a result of increased market penetration, new product innovation and reputation for outstanding customer service.
    Operating income for the third quarter of fiscal 2006 increased by 32.4% to $27.4 million from $20.7 million in the same period last year. The increase was principally due to strong sales volume. In addition, price increases initiated in prior periods mitigated the continued rise of raw material costs, primarily increases in metal and oil-based commodities.

    Corporate Expenses and Other

    Corporate expenses increased to $8.6 million in the third quarter of fiscal 2006 from $5.6 million in the same period last year. Corporate expenses for the current period included $2.9 million of the previously discussed retirement benefit adjustment. The current quarter also included less pension income due to a lower discount rate and increased pension costs ($0.7 million), largely offset by lower professional fees principally due to a reduction in Sarbanes-Oxley compliance costs.
    As previously announced, David H. Clarke will retire as Chief Executive Officer of the Company on August 31, 2006. He will also retire as Chairman and member of the Board of Directors effective September 30, 2006. The Company will record approximately $2.0 million related to his separation agreement in the fourth quarter of fiscal 2006, of which approximately half is accelerated restricted stock vesting while the remainder is cash charges.
    The decrease in interest expense of $1.9 million and increase in interest income of $0.9 million are the result of lower debt levels and higher cash and cash equivalents, resulting primarily from the proceeds generated by the sale of Rexair in June 2005.
    Other expense, net in the prior year included debt retirement costs of $3.2 million, as well as foreign currency transaction losses of $0.9 million.
    The provision for income taxes in the third quarter of fiscal 2006 included the above mentioned $14.4 million increase in valuation allowance associated with the deferred tax assets of the U.K. operations. In the third quarter of fiscal 2005, the provision for income taxes included a $4.4 million tax benefit as a result of a favorable settlement of a Federal income tax audit. Also no taxes were recorded on the Rexair gain in the third quarter of 2005 because it resulted in a capital loss for tax purposes.



Net Debt
                                                  June 30,   June 30,
                                                    2006       2005
                                                 ----------  ---------
                                                      (in millions)
   Notes payable                                  $   18.6    $  17.8
   Current maturities of long-term debt                1.7        1.5
   Long-term debt                                    381.8      383.5
                                                 ----------  ---------
Total debt                                           402.1      402.8

Less:
   Cash and cash equivalents                         108.9       69.2
   Restricted cash collateral accounts                 -         12.4
                                                 ----------  ---------
Net Debt                                          $  293.2    $ 321.2
                                                 ==========  =========



    Net debt decreased by $28.0 million from June 30, 2005 primarily as a result of cash generated by operations in the fourth quarter of 2005.

    Free Cash Flow

    For the third quarter of fiscal 2006, $14.3 million of positive free cash flow was generated ($17.3 million of cash generated in operating activities less cash used in investing activities of $3.0 million). Free cash flow for the first nine months of fiscal 2006 was a negative $11.6 million (cash flow used in operating activities of $13.1 million less cash provided by investing activities of $1.5 million) primarily as a result of negative cash flow of $13.9 million related to discontinued operations. The Company expects to continue to generate cash during the fourth quarter of fiscal 2006 and should report positive free cash flow for the entire fiscal year.

    Outlook

    Al Marini, Chief Operating Officer and newly appointed Chief Executive Officer of Jacuzzi Brands, stated "We are very pleased with our third quarter results as both our Bath and Plumbing segments performed well. Our Bath segment continued to improve its profitability, while our Plumbing segment continues its outstanding record of increased sales and profits. We anticipate that we will continue to see positive results for the balance of fiscal 2006."
    While the Company has revised its GAAP-based earnings guidance to reflect the impact of the valuation allowance related to the U.K. deferred tax assets from $0.50 to $0.52 per share to $0.31 to $0.34 per share, adjusted earnings from continuing operations as computed in the table "Estimate of Adjusted Earnings from Continuing Operations" on page 13 is now expected to increase from $0.44 to $0.46 per share to $0.48 to $0.51 per share. This guidance does not include any other expenses that might be incurred in connection with additional measures that might be undertaken to restructure operations and further reduce the Company's cost structure. The guidance also assumes product prices will be able to be adjusted to offset any raw material price increases.

    Conference Call

    The Company will host a conference call on August 10, 2006 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through September 9, 2006 by calling (402) 220-3015. The call will be webcast by Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com and institutional investors can access the call via Thomson StreetEvents, www.streetevents.com, a password-protected event management site, through September 9, 2006.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.

    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest June 30 or September 30 of the respective year, but are presented as of June 30 or September 30 for convenience.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2006 and in future years to differ materially from those expressed in this press release.

    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow are non-GAAP financial measures, which exclude certain charges and have material limitations. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations (both historical and estimated) include restructuring and other charges, net of tax, non-cash reserve for deferred tax assets and the other items set forth in the reconciliations attached to this release. Pro forma operating income for the Bath Products segment excludes restructuring and other items set forth in the reconciliation included in this release. Net debt excludes cash, cash equivalents and restricted cash collateral accounts from total debt. Free cash flow includes net cash provided by operations less capital spending, net of asset sales. Adjusted earnings from continuing operations and related per share information, pro forma operating income for the Bath Products segment, net debt and free cash flow, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow have material limitations, and should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, operating income, cash flow from operations, net earnings, earnings per share from continuing operations or total debt as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, operating income, cash flow from operations, earnings per share from continuing operations or total debt are significant components in understanding and assessing financial performance.



                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)
                              (Unaudited)

                                    Three Months         Nine Months
                                        Ended               Ended
                                  -----------------  -----------------
                                  June 30, June 30,  June 30, June 30,
                                    2006      2005     2006     2005
                                  -------- --------  -------- --------

Net sales                         $ 332.6   $ 334.2  $ 888.9  $ 916.7
Operating costs and expenses:
   Cost of products sold (1)        225.6     223.5    608.9    621.2
   Selling, general and
    administrative expenses          72.7      75.3    200.4    214.6
   Restructuring charges              0.7       1.4      3.3      3.6
                                  -------- --------  -------- --------

Operating income                     33.6      34.0     76.3     77.3

Interest expense                    (10.5)    (12.4)   (31.5)   (36.9)
Interest income                       1.2       0.3      3.8      1.5
Gain on sale of business                -      25.8        -     25.8
Rexair equity earnings                0.8         -      2.5        -
Other (expense) income, net          (0.7)     (5.9)     8.4     (5.9)
                                  -------- --------  -------- --------

Earnings before income taxes         24.4      41.8     59.5     61.8
Provision for income taxes          (25.4)     (3.9)   (41.3)    (8.7)
                                  -------- --------  -------- --------

(Loss) Earnings from continuing
 operations                          (1.0)     37.9     18.2     53.1
                                  -------- --------  -------- --------

Loss from discontinued operations,
 net of tax benefit of $1.5 and
 $2.4 in the three and nine months
 ended 2005, respectively            (1.6)     (2.7)    (3.8)    (4.7)
Loss from disposal of discontinued
 operations, net of tax benefit of
 $0.4, $1.0, $1.8, and $1.2,
 respectively                        (1.3)    (56.0)    (3.5)   (56.3)
                                  -------- --------  -------- --------

      Net (loss) earnings         $  (3.9)  $ (20.8) $  10.9  $  (7.9)
                                  ========  ======== ======== ========

Basic (loss) earnings per share:
   Continuing operations          $ (0.01)  $  0.50  $  0.24  $  0.70
   Discontinued operations          (0.04)    (0.78)   (0.10)   (0.81)
                                  -------- --------  -------- --------
                                  $ (0.05)  $ (0.28) $  0.14  $ (0.11)
                                  ========  ======== ======== ========
Diluted (loss) earnings per
 share:
   Continuing operations          $ (0.01)  $  0.50  $  0.24  $  0.69
   Discontinued operations          (0.04)    (0.77)   (0.10)   (0.79)
                                  -------- --------  -------- --------
                                  $ (0.05)  $ (0.27) $  0.14  $ (0.10)
                                  ========  ======== ======== ========

(1) The three and nine months ended June 30, 2006 includes inventory write-downs and accelerated depreciation of $0.6 million and $1.2 million, respectively, associated with the consolidation of the Bradford, U.K. plant.




                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                             June 30,    September 30,
                                               2006          2005
                                           ------------- -------------
                                            (Unaudited)
                               ASSETS
Current assets:
   Cash and cash equivalents                $     108.9   $     110.2
   Trade receivables, net                         219.3         200.5
   Inventories                                    191.2         165.0
   Deferred income taxes                           28.6          27.9
   Assets held for sale                            69.4          69.7
   Other current assets                            23.4          22.6
                                           ------------- -------------
      Total current assets                        640.8         595.9

Restricted cash collateral accounts                   -          12.4
Property, plant and equipment, net                 99.0         103.7
Goodwill                                          230.7         228.2
Insurance for asbestos claims                     153.0         153.0
Pension assets                                    149.8         147.8
Other non-current assets                           49.5          48.5
                                           ------------- -------------
TOTAL ASSETS                                $   1,322.8   $   1,289.5
                                           ============= =============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable                            $      18.6   $      22.0
   Current maturities of long-term debt             1.7           1.5
   Trade accounts payable                         109.9         105.7
   Income taxes payable                            34.6          24.7
   Liabilities associated with assets held
    for sale                                       71.1          66.9
   Accrued expenses and other current
    liabilities                                   104.8         114.4
                                           ------------- -------------

      Total current liabilities                   340.7         335.2

Long-term debt                                    381.8         383.5
Deferred income taxes                              17.6           5.6
Asbestos claims                                   153.0         153.0
Other non-current liabilities                     120.8         127.0
                                           ------------- -------------

      Total liabilities                         1,013.9       1,004.3

Commitments and contingencies
Stockholders' equity                              308.9         285.2
                                           ------------- -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $   1,322.8   $   1,289.5
                                           ============= =============




                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)

                                                              Consol-
                       Bath     Plumbing          Corporate   idated
                     Products   Products  Rexair  and Other    Total
                     --------- --------- -------- ---------- ---------
Net Sales

Third Quarter   2006  $ 210.6   $ 122.0   $   -    $    -     $ 332.6
                2005    213.3      96.2     24.7        -       334.2
Year to Date    2006  $ 573.0   $ 315.9   $   -    $    -     $ 888.9
                2005    585.5     255.1     76.1        -       916.7
----------------------------------------------------------------------
Total Operating  Income (Loss)

Third Quarter   2006  $  14.8   $  27.4   $   -    $   (8.6)  $  33.6
                2005     12.4      20.7      6.5       (5.6)     34.0
Year to Date    2006  $  28.7   $  65.5   $   -    $  (17.9)  $  76.3
                2005     23.2      51.2     19.0      (16.1)     77.3
----------------------------------------------------------------------
Capital Expenditures

Third Quarter   2006  $   2.4   $   0.6   $   -    $     -    $   3.0
                2005      6.1       0.7      0.2        0.1       7.1
Year to Date    2006  $   5.1   $   3.1   $   -    $     -    $   8.2
                2005     14.8       2.9      0.4        0.3      18.4
----------------------------------------------------------------------
Depreciation and  Amortization

Third Quarter   2006  $   4.4   $   1.0   $   -    $    0.5   $   5.9
                2005      3.6       1.2      0.7        0.7       6.2
Year to Date    2006  $  13.0   $   3.3   $   -    $    1.4   $  17.7
                2005     10.8       3.9      2.3        2.6      19.6
----------------------------------------------------------------------
Restructuring and Other Charges Included In Operating Income (Loss)(1)

Third Quarter   2006  $   1.3   $   -     $   -    $    -     $   1.3
                2005      1.4       -         -         -         1.4
Year to Date    2006  $   4.3   $   -     $   -    $    0.2       4.5
                2005      3.6       -         -         -         3.6
----------------------------------------------------------------------

(1) The third quarter and year to date periods of fiscal 2006 includes $0.6 million and $1.2 million, respectively, of inventory write-downs and accelerated depreciation included in cost of goods sold associated with the Bradford, U.K. consolidation.





                         Jacuzzi Brands, Inc.
     Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)

                                           Nine Months Ended June 30,
                                        ------------------------------
                                             2006            2005
                                        -------------- ---------------
                                           $     EPS      $      EPS
                                        ------ ------- ------- -------
Earnings from continuing operations     $18.2  $ 0.24  $ 53.1  $ 0.69

 Restructuring and other charges,
  net of tax                              2.5    0.03     2.0    0.03
                                        ------ ------- ------- -------
                                         20.7    0.27    55.1    0.72

   Adjustment to retirement benefits,
    net of tax                            1.6    0.02     -       -

   Gain from ruling on environmental
    site, net of tax                     (1.9)  (0.02)    -       -

   Foreign currency loss, net of tax      0.9    0.01     -       -

   Gain from the settlement of a
    property tax liability, net of tax   (1.2)  (0.02)    -       -

   Net non-operating asset gains, net
    of tax                               (5.1)  (0.07)  (26.4)  (0.34)

   Non-cash reserve for deferred tax
    assets                               14.4    0.19     -       -

   Debt retirement costs, net of tax      -       -       1.8    0.02

   Tax benefit on audit settlement        -       -      (7.3)  (0.10)
                                        ------ ------- ------- -------
Adjusted earnings from continuing
 operations                             $29.4  $ 0.38  $ 23.2  $ 0.30
                                        ====== ======= ======= =======

(1) Earnings from continuing operations include Rexair equity earnings of $0.02 per share in the nine months ended June 30, 2006. Earnings from continuing operations also include additional interest income and reduced interest expense attributable to funds received from the Rexair sale estimated to be $0.05 per share for the nine months ended June 30, 2006. Earnings from continuing operations for the nine months ended June 30, 2005 includes Rexair operating income, net of tax of $0.14 per share.




       Estimate of Adjusted Earnings from Continuing Operations

                                                   Twelve Months Ended
                                                   -------------------
                                                   September 30, 2006
                                                   -------------------
                                                         EPS Range
Expected earnings from continuing operations        $  0.31   $  0.34

   Restructuring and other charges, net of tax         0.04      0.04
                                                    --------  --------

                                                       0.35      0.38

   Adjustment to retirement benefits, net of tax       0.02      0.02

   Gain from ruling on environmental site, net of
    tax                                               (0.02)    (0.02)

   Foreign currency loss, net of tax                   0.01      0.01

 Non-cash reserve for deferred tax assets              0.19      0.19

 Gain from the settlement of a property tax
  liability, net of tax                               (0.02)    (0.02)

 CEO separation agreement, net of tax                  0.02      0.02

 Recognition of deferred profit on the sale of
  real estate, net of tax                             (0.07)    (0.07)
                                                    --------  --------
Adjusted earnings from continuing operations        $  0.48   $  0.51
                                                    ========  ========


    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             or
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608